Exhibit 99.1

Annovis Announces $6 Million Registered Direct Offering of Common Stock

MALVERN, Pa., Oct. 10, 2025 (GLOBE NEWSWIRE) -- Annovis Bio, Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer’s disease (AD) and Parkinson’s disease (PD), today announced that it has entered into definitive agreements for the purchase of an aggregate of 4,000,000 shares of its common stock (or pre-funded warrants in lieu thereof) at a purchase price of $1.50 per share (or pre-funded warrant in lieu thereof) in a registered direct offering. The closing of the offering is expected to occur on or about October 13, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $6 million, before deducting the placement agent fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering toward working capital and general corporate purposes.

The securities described above are being offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-276814), including a base prospectus, previously filed with the Securities and Exchange Commission (SEC) on February 1, 2024 and declared effective by the SEC on February 12, 2024. The offering is being made only by means of a prospectus supplement that forms a part of the registration statement. A prospectus supplement and an accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as Alzheimer’s disease (AD) and Parkinson’s disease (PD). The Company is committed to developing innovative therapies that improve patient outcomes and quality of life. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the consummation of the offering, the satisfaction of closing conditions and the use of proceeds from the offering. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com